As filed with the Securities and Exchange Commission
                                     on October 2, 2000

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                          FORM S-8

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                                         ALCOA INC.
                     (Exact name of issuer as specified in its charter)

      Pennsylvania                        25-0317820
(State of Incorporation)      (I.R.S. Employer Identification No.)

                        201 Isabella Street, Alcoa Corporate Center,
                            Pittsburgh, Pennsylvania 15212-5858
                (Address of principal executive office, including zip code)

            CORDANT RETIREMENT SAVINGS AND INVESTMENT PLAN
            HUCK INTERNATIONAL INC. RETIREMENT SAVINGS AND INVESTMENT PLAN HOWMET CORPORATION SALARIED EMPLOYEES SAVINGS PLAN
            HOWMET CORPORATION HOURLY EMPLOYEES SAVINGS PLAN
                             (Full Titles of Plans)

         Lawrence R. Purtell
         Executive Vice President and General Counsel
         201 Isabella Street, Alcoa Corporate Center,
         Pittsburgh, Pennsylvania  15212-5858
                       (Name and address of agent for service)

                    Telephone number of agent for service (412) 553-3875

CALCULATION OF REGISTRATION FEE

                                  Proposed         Proposed
Title of                          Maximum          Maximum
Securities      Amount            Offering         Aggregate       Amount of
to be           to be             Price Per        Offering        Registration
Registered      Registered(1)(2)  Share(3)Price(3)                 Fee

Alcoa Inc.
common stock,   1,697,834         $23.78           $40,374,492.00  $10,658.87
$1 par value    shares

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plans described herein. Of the total of 1,697,834 shares, 1,000,000 shares are allocated to the Cordant Retirement Savings and Investment Plan; 500,000 shares are allocated to the Huck International Inc. Retirement Savings and Investment Plan; 123,498 shares are allocated to the Howmet Corporation Salaried Employees Savings Plan; and 74,335 shares are allocated to the Howmet Corporation Hourly Employees Savings Plan.

(2) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant's common stock reported in the consolidated reporting system on September 27, 2000

                        EXPLANATORY NOTE

     On March 14, 2000, Alcoa Inc. ("Alcoa") and Cordant Technologies Inc. ("Cordant") announced a definitive agreement under which Alcoa would acquire all outstanding shares of Cordant. In addition, on April 13, 2000, Alcoa announced plans to commence a cash tender offer for all outstanding shares of Howmet International Inc. ("Howmet"). The offer for Howmet shares was part of Alcoa's acquisition of Cordant, which owned approximately 85% of Howmet.

     On May 25, 2000 and June 20, 2000, after approval by the United States Department of Justice and other regulatory agencies, Alcoa completed the acquisition of Cordant and Howmet, respectively.

     Huck International Inc. ("Huck") is a wholly owned subsidiary of Cordant

     Howmet Corporation is wholly owned by Howmet Holdings Corporation, which is wholly owned by Howmet. This Registration Statement relates to 1,697,834 shares of Alcoa common stock, par value $1.00 per share (the "Common Stock"), that will be offered or sold from time to time to eligible participants under the Cordant Retirement Savings and Investment Plan, the Huck. Retirement Savings and Investment Plan, the Howmet Corporation Salaried Employees Savings Plan and the Howmet Corporation Hourly Employees Savings Plan, beginning October 2, 2000.



                              PART II

                     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference.

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

     (c) Current Reports on Form 8-K and any amendments thereto dated January 10, 2000, January 18, 2000, January 19, 2000, May 8, 2000, May 15, 2000, June
22, 2000 and July 10, 2000.

      All documents filed by the Registrant or the Plans pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES

      The Common Stock is registered under the Securities Exchange Act of 1934 and listed on the New York Stock Exchange and various foreign exchanges.

      Set forth below is a description of the Common Stock. The following statements are summaries of, and are subject to the detailed provisions of, the Registrant's Articles of Incorporation and By-laws and to the relevant provisions of the Pennsylvania Business Corporation Law.

      Alcoa currently has 1,800,000,000 shares of authorized Common Stock.

      Holders of Common Stock will receive dividends when and as declared by the Board of Directors of Alcoa. However, no dividend will be declared or paid on Common Stock if any Alcoa preferred stock is outstanding, unless all dividends accrued on all classes of Alcoa preferred stock and the current quarter yearly dividend on the Alcoa $3.75 Cumulative Serial Preferred Stock have been paid or declared and a sum sufficient for payment has been set apart.

      Holders of Common Stock have one vote per share.

      Upon any liquidation, dissolution, or winding up of Alcoa, whether voluntary or involuntary, after payments to holders of Alcoa preferred stock in an amount fixed by the Board of Directors of Alcoa, plus accrued dividends, the remaining assets of Alcoa belong to and will be divided among the holders of Common Stock. The consolidation or merger of Alcoa with or into any other corporation(s) or a share exchange or division involving Alcoa pursuant to applicable law is not a liquidation, dissolution, or winding up of Alcoa under the Alcoa Articles.

      Holders of Common Stock have no right to participate in or any right of subscription to any increased or additional capital stock of Alcoa.

      Common Stock does not have any applicable conversion, redemption, or sinking fund provisions and is not liable to further call or assessment by Alcoa. All issued and outstanding shares of Common Stock are paid fully and are non-assessable.

      The Alcoa Articles provide for a classified Board of Directors, divided into three classes as nearly equal as possible, with each class serving a staggered three-year term. The Articles provide that shareholders voting 80 percent of the votes that would be entitled to be cast at an annual election of directors may remove directors, with or without cause. They also provide that vacancies are to be filled only by a majority vote of the remaining directors, unless a vacancy resulted because of a vote of the shareholders, in which case the shareholders may fill the vacancy.

      A shareholder wishing to nominate directors at an annual meeting of Alcoa shareholders must provide written notice at least 90 days before the anniversary date of the prior year's meeting.

      The Alcoa Articles require the approval of 80 percent of the votes entitled to be cast in order to amend the provisions in the Alcoa Articles relating to the classification of the Board of Directors, nomination of directors, removal of directors, and certain other matters.

      The Alcoa Articles provide that, unless a stock repurchase is made in either a tender offer or exchange offer for a class of capital stock that is made available to all holders of the class on the same basis, or in an open market purchase program approved by Alcoa's Board of Directors, Alcoa may not repurchase stock from a shareholder who owns five percent or more of Alcoa's voting stock at prices greater than the current fair market value without the affirmative vote of a majority of shares held by persons other than such five percent shareholder.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Common Stock to be issued in connection with the Plans will be passed upon by Thomas F. Seligson, Esq., Counsel of Alcoa. Mr. Seligson is a participant in the stock option plan and various other employee benefit plans offered to employees of Alcoa.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article V of the By-laws of the Company provides that the Company shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of the Company or who served or serve other business entities at the request of the Company. Under these By-law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or other disinterested person selected by the Board of Directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by the Company if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

      The foregoing By-law provisions generally parallel Sections 1741 and 1745 of the Pennsylvania Business Corporation Law ("BCL"). Section 1746 and the By-laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

      Section 1746 of the BCL and the By-laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      Section 1713 of the BCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director's responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

      The Company's Articles and By-laws were amended by the shareholders to implement the increased protections made available to directors under the BCL as described in the preceding paragraph. Article VIII of the By-laws provides that, except as prohibited by law, every director of the Company shall be entitled as of right to be indemnified by the Company for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of the Company. Expenses incurred with respect to any claim may be advanced by the Company, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. The Company has entered into such an indemnity agreement with each of its current directors.

      Effective October 1, 2000, the Company will have purchased a three year liability insurance policy with an aggregate limit of $150 million, with certain specified deductible amounts, for liability of directors and officers and reimbursement to the Company for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2003 and provides liability insurance and reimbursement coverage for the Company, and its directors and officers, which is permitted by the laws of Pennsylvania referred to above.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.  EXHIBITS

Exhibit
Number                          Description

(5)      Opinion of Thomas F. Seligson, Counsel of the Company.

(15) Letter from Independent Public Accountants regarding unaudited financial information.

(23)(a)  Consent of PricewaterhouseCoopers LLP.

(23)(b)  Consent of Counsel (included as part of Exhibit 5).

(24)     Powers of Attorney of certain officers and directors of the Company.

ITEM 9.  UNDERTAKINGS

      The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 6 above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 2nd day of October, 2000.


                                          ALCOA INC.
                                           (Registrant)


                               /s/Robert F. Slagle
                                Robert F. Slagle
                                    Executive Vice President -
                                    Human Resources and
                                    Communications


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                 Title                  Date
     ---------                 -----                  ----


/s/Alain J. P. Belda                                  October 2, 2000
--------------------
Alain J.P. Belda        President and
                        Chief Executive Officer
                        (Principal Executive Officer)

/s/Richard B. Kelson    Executive Vice President and  October 2, 2000
--------------------
Richard B. Kelson       Chief Financial Officer
                        (Principal Financial Officer)

/s/Timothy S. Mock      Vice President and            October 2, 2000
------------------
Timothy S. Mock         Controller
                        (Principal Accounting Officer)



Alain J.P. Belda, Kenneth W. Dam, Joseph T. Gorman, Judith M. Gueron, Hugh M. Morgan, John P. Mulroney, Paul H. O'Neill, Henry B. Schacht, Franklin A. Thomas and Marina v.N. Whitman, each as a Director, on October 2, 2000, by Lawrence R. Purtell, their attorney-in-fact.


/s/Lawrence R. Purtell
    Lawrence R. Purtell
    Attorney-in-fact







      Pursuant to the requirements of the Securities Act of 1933, the Plans' Benefits Management Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 2nd day of October, 2000.


                              Alcoa Inc. Benefits Management Committee


                             By: /s/Richard B Kelson
                                 Richard B. Kelson, Member



                             By: /s/Robert F. Slagle
                                 Robert F. Slagle, Member


                             By: /s/William J. O'Rourke, Jr.
                                 William J. O'Rourke, Jr., Member

                              INDEX TO EXHIBITS


Exhibit
Number                         Description

5     Opinion of Thomas F. Seligson, Counsel of the Company.

15 Letter from Independent Public Accountants regarding unaudited financial information.

23(a) Consent of PricewaterhouseCoopers LLP.

23(b) Consent of Counsel (included in Exhibit 5).

24    Powers of Attorney for certain officers and directors of the Company.